MDRNA Announces Worldwide Non-Exclusive Licensing Agreement for RNAi Delivery Technology

BOTHELL, Wash., March 23, 2009 – MDRNA, Inc. (Nasdaq: MRNA) announced today that it has entered into a licensing agreement with Novartis for MDRNA’s liposomal technology platform for siRNA delivery. MDRNA will receive $7.25 million in upfront fees for the non-exclusive license. Additionally, the companies have entered into a separate agreement, which provides Novartis with an exclusive period to negotiate a research and development collaboration and broader licensing rights related to MDRNA’s RNAi drug delivery platform. Terms of this separate agreement were not disclosed.

“We are pleased to enter into this agreement with Novartis, a global leader in the field of RNAi-based therapeutics,” stated J. Michael French, President and Chief Executive Officer of MDRNA. “MDRNA’s DiLA2 technology for siRNA delivery is effective and efficient at silencing gene targets in the liver and jejunum. Further, the in vivo tolerability of the DiLA2 technology is excellent. We have not observed any delivery related adverse effects in the liver as measured by typical serum chemistries or any significant increases in cytokine levels, which are hallmarks of cell damage. We view this license as yet another important validation of our siRNA technologies and we look forward to a strong and growing relationship with Novartis.”

About the DiLA2 Platform

The DiLA2 Platform is MDRNA’s proprietary technology platform for creating novel liposomal delivery systems from amino acids. The DiLA2 Platform enables MDRNA to tailor the charge, linker and acyl chains of amino acids in order to optimize the liposome for delivery to the target tissue of interest. In addition, the DiLA2 Platform is designed to permit attachment of various peptides and other targeting molecules to improve a variety of delivery characteristics. In addition, MDRNA is utilizing peptides for nanoparticle formulations to increase cellular uptake and endosomal release.

About MDRNA, Inc.

MDRNA is a biotechnology company focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). Our goal is to improve human health through the development of RNAi-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Over the past decade, we have developed substantial capabilities in molecular biology, cellular biology, lipid chemistry, peptide chemistry, pharmacology and bioinformatics, which we are applying to a wide range of RNAi technologies and delivery approaches. These capabilities plus the in-licensing of key RNAi-related intellectual property have rapidly enabled us to become a leading RNAi-based therapeutics company with a pre-clinical pipeline in key therapeutic areas including oncology, metabolic disorders and inflammation. Through our capabilities, expertise and know-how, we are incorporating multiple RNAi technologies as well as peptide- and lipid-based delivery approaches into a single integrated drug discovery platform that will be the engine for our clinical pipeline as well as a versatile platform for establishing broad therapeutic partnerships with biotechnology and pharmaceutical companies. We are also investing in new technologies that we expect to lead to safer and more effective RNAi-based therapeutics while aggressively building upon our broad and extensive intellectual property estate. By combining broad expertise in siRNA science with proven delivery platforms and a strong IP position, MDRNA is well positioned as a leading RNAi-based drug discovery and development company. Additional information about MDRNA, Inc. is available at http://www.mdrnainc.com.

MDRNA Forward-Looking Statement

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of MDRNA or a subsidiary to obtain additional funding; (ii) the ability of MDRNA or a subsidiary to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of MDRNA, a subsidiary and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of MDRNA, a subsidiary and/or a partner to obtain required governmental approvals; and (v) the ability of MDRNA, a subsidiary and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in MDRNA’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. MDRNA assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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Contact:

Matthew D. Haines
Senior Director, Investor Relations and Corporate Communications
(212) 209-3874
mhaines@mdrnainc.com

McKinney|Chicago (Media)
Alan Zachary, (312) 944-6784 x 316 or
(708) 707-6834
azachary@mckinneychicago.com